EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

SGOCO Group, Ltd.

We hereby consent to the use of our report dated April 28, 2011, with respect to the consolidated balance sheets of SGOCO Group, Ltd. and Subsidiaries as of December 31, 2010, and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2010, which report appears in the December 31, 2012 Annual Report on Form 20-F of SGOCO Group, Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-172406), and Registration Statement on Form F-3 (333-176437), of the report described above, appearing in the Annual Report on Form 20-F of SGOCO Group, Ltd. for the year ended December 31, 2012.

/s/ Frazer Frost, LLP

Brea, California

April 19, 2013